Exhibit 99.2

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EDITED TRANSCRIPT BIG - Q2 2017 Big Lots Inc Earnings Call EVENT DATE/TIME: AUGUST 25, 2017 / 12:00PM GMT

OVERVIEW:
Co. reported 2Q17 net sales of $1.221b and income of $29.1m or $0.67 per diluted share. Expects FY17 diluted EPS to be $4.05-4.20, 3Q17 diluted EPS to be $0.01-0.05 and 4Q17 diluted EPS to be $2.30-2.38.

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andrew D. Regrut Big Lots, Inc. - VP of IR
David J. Campisi Big Lots, Inc. - CEO and President
Timothy A. Johnson Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

CONFERENCE CALL PARTICIPANTS
Alvin C Concepcion Citigroup Inc, Research Division - VP and Senior Analyst
Anthony Chinonye Chukumba Loop Capital Markets LLC, Research Division - Analyst
Bradley Bingham Thomas KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst
Daniel Ray Wewer Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst
David Leonard Bellinger Oppenheimer & Co. Inc., Research Division - Associate
Joseph Isaac Feldman Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst
Laura Allyson Champine Roe Equity Research, LLC - Senior Analyst for Consumer and Retail
Matthew Robert Boss JP Morgan Chase & Co, Research Division - MD and Senior Analyst
Patrick Gerard McKeever MKM Partners LLC, Research Division - MD, Sector Head, & Senior Analyst
Paul Elliott Trussell Deutsche Bank AG, Research Division - Research Analyst
Sean Stephen Kras Barclays PLC, Research Division - Research Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots Q2 2017 Earnings Conference Call. This call is being recorded. (Operator Instructions)
At this time, I'd like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations. Please go ahead, sir.

Andrew D. Regrut - Big Lots, Inc. - VP of IR
Thanks, April, and good morning, everyone. Thank you for joining us for our second quarter conference call. With me here today in Columbus are David Campisi, our CEO and President; and Tim Johnson, Executive Vice President, Chief Administrative Officer, and Chief Financial Officer.
Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our safe harbor provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements. All commentary today is focused on adjusted non-GAAP results.
This morning, David will start the call with a few opening comments. T.J. will review the financial highlights from the quarter and the outlook for fiscal 2017. And David will complete our prepared remarks before taking your questions.
With that, I'll now turn the call over to David.

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

David J. Campisi - Big Lots, Inc. - CEO and President
Thanks, Andy, and good morning, everyone. I am very pleased with our second quarter results. In an environment where many traditional retailers are faltering from the pressures of online competitors and changing consumer shopping behaviors, our Ownable and Winnable merchandise strategy continues to demonstrate resiliency. Comps for the quarter increased 1.8%, and our record earnings per share was above the high end of our guidance range and up 29% to last year.
From a merchandise category perspective, Seasonal was the top performer, up high single digits. Congratulations to Michelle, Steve and the entire team for an excellent quarter. As you may recall, we intentionally entered Q2 with elevated inventory levels predominantly in Lawn & Garden and Summer product, and Jennifer responded in a big way with strong sell-through in patio furniture, lawn & garden and summer product, and Jennifer responded also to gazebos, cushions and decorative garden. Our relentless focus on QBFV or quality brand, fashion and value has strengthened this Ownable category as a destination for Jennifer when shopping our stores.
Soft home was up mid-single digits on top of 5% increase last year with strength in bath, decorative textiles, flooring, utility bedding, and window. Great job by Martha, Kevin and the entire team as they continue to win with trend-right merchandise assortments. In June, we completed some space changes, expanding window and bath and editing frames, part of our continuous focus on making our space and in-store assortments more productive.
Furniture also was up mid-single digits on top of a 7% increase last year, another good quarter for Robert and the Furniture team. Similar to Soft Home, we expanded this Ownable category this summer, making room for an incremental couch and love seat combination and additional mattress and a new bedroom set. As we approach fall, we will continue to focus on QBFV with a line change in our Serta mattress program, adding new technology and better aesthetics and upgrading items in our Upholstery assortment.
Consumables was down slightly in Q2, and while we had a good performance in HBC, driven by our new NVO reset, which was completed in May, it was offset by paper and housekeeping, which declined due to the timing of available closeouts this year versus last year. I really like what I see coming down the road in this business. The team continues to improve existing vendor relationships and build new ones as we look for more consistency in our offering.
Food was down low single digits for the quarter. This category continues to face significant macro headwinds resulting from a hyper-competitive industry with new entrants from overseas and online, declining industry foot traffic, and deflationary pricing pressures. Yet, despite these obstacles, our team continues to do a very good job improving the breadth and depth in our assortment, and I can see the improvements in our stores.
Rounding out the balance of the store, Hard Home and Electronics, Toys & Accessories were down to last year, which was consistent with our internal plans. These businesses continue to downsize and donate footage, but the teams have been relentless in leveraging Edit to Amplify and SKU optimization to improve the productivity per foot and relevance in the space, and I truly appreciate the partnership.
Moving on to marketing and our online initiatives. Q2 was another good quarter for our e-commerce platform. Sales were above plan, and our operating loss was lower than planned and lower than last year. In addition, we expanded supplier direct fulfillment, a process for direct-to-consumer delivery by adding Serta to the program. Our team continues to do a very good job of staying focused on our "crawl, crawl, walk, run" strategy and learn more about Jennifer and what is important to her when using this online channel.
From a stores perspective, Mike, Nick and our entire field organization did a very good job in Q2 executing the merchandising resets in Furniture, Soft Home, Food, and Consumables, which is no easy task in a store fleet of our size and variety in store configurations. I continue to see more and more positive feedback about how our shopping experience has gotten better and better.
And now I'll turn the call over to T.J. for additional color on the numbers.

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
Thanks, David, and good morning, everyone. Net sales for the second quarter of fiscal 2017 were $1.221 billion, an increase of 1.5% versus the $1.203 billion we reported last year as our comp store sales increase was partially offset by a slightly lower store count year-over-year. Comparable store sales for stores open at least 15 months plus e-commerce sales increased 1.8%, which is in line with our guidance of a low single-digit increase and represents the fourth consecutive year of compounded comp growth in Q2. As we communicated on our last call, we were confident going into Q2 as our inventory levels, particularly in Lawn & Garden and Summer, were well positioned for the warm months ahead. And as David noted earlier, Jennifer responded with strong sell-through in our Seasonal category, which supplemented continued strong results in Soft Home and Furniture.
Income for the second quarter was $29.1 million or $0.67 per diluted share, which compares to our guidance of $0.58 to $0.63 per diluted share. This record EPS result represents a 29% increase over last year's adjusted income of $23.4 million or $0.52 per diluted share. The gross margin rate for Q2 was 40.3%, which was flattish with last year's second quarter rate of 40.4% and in line with our guidance.
Total expense dollars were $445 million, and the expense rate of 36.4% was approximately 70 basis points lower than last year's rate and was better than our previous forecast. Interest expense was $1.6 million compared to $1.5 million last year, and the Q2 effective income tax rate was 37.7% compared to the adjusted rate of 38.7% a year ago.
Moving on to the balance sheet. Inventory ended the second quarter of fiscal 2017 at $810 million compared to $809 million last year as inventory levels per store increased 1%, partially offset by a lower overall store count year-over-year. Under Lisa's leadership working with our GMMs and the entire BPARM organization, inventories were well positioned throughout Q2 particularly in Ownable, Winnable categories like Seasonal, Furniture and Soft Home.
During Q2, we opened 6 stores and closed 11, leaving us with 1,429 stores and total selling square footage of 31.5 million. Capital expenditures for the second quarter of 2017 were $31.1 million compared to $26.4 million last year, and depreciation expense was $29.4 million, a decrease of approximately $1.4 million to last year. Our CapEx increase was planned and is the result of more new store openings, a higher level of investment in LED retrofits, and investments in our DC infrastructure.
We ended the second quarter with $56 million of cash and cash equivalents and $227 million of borrowings under our credit facility. This compared to $58 million of cash and cash equivalents and $258 million of borrowings under our credit facility last year. Our use of cash generated by operations was focused on returning cash to shareholders through both share repurchases and dividends while lowering overall debt levels.
In the second quarter, we invested $95 million to repurchase 2 million shares. This activity, combined with repurchases completed in the first quarter, leaves approximately $22 million of authorization remaining at the end of second quarter. The combination of share repurchase activity and our quarterly dividend payments represented approximately $152 million returned to shareholders during the first half of fiscal 2017.
As announced in a separate press release earlier today, on August 24, 2017, our Board of Directors declared a quarterly cash dividend of $0.25 per common share. This dividend payment of approximately $11 million is payable on September 22, 2017, to shareholders of record as of the close of business on September 8, 2017.
Now turning to forward guidance. For Q3, we expect income to be in the range of $0.01 to $0.05 per diluted share, which compares to last year's adjusted result of $0.04 per diluted share. Our guidance assumes a comparable store sales increase in the low single digits. The gross margin rate for the third quarter is expected to be similar to last year, and expenses as a percent of sales are expected to be slightly lower than last year.
For Q4, we are forecasting income to be in the range of $2.30 to $2.38 per diluted share compared to last year's adjusted income from continuing operations of $2.26 per diluted share. This guidance is based on comparable store sales in the range of flat to an increase of 2%. The gross margin rate for the fourth quarter is expected to be down slightly to last year. As you may recall, we had a favorable shrink adjustment benefiting gross margin last year. Expenses as a percent of sales are expected to be slightly lower than last year.

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

In terms of our outlook for the full year, we have increased our estimate for income to be in the range of $4.15 to $4.25 per diluted share compared to prior guidance of $4.05 to $4.20 per diluted share, essentially allowing the Q2 beat to flow through. Important to note, our embedded fall guidance remains unchanged from prior forecasts. This is important to note as we are providing you the Q3 and Q4 breakout today for the first time. This level of earnings would represent a 14% to 17% increase in EPS compared to adjusted income of $3.64 per diluted share in 2016. The annual guidance is based on a comparable store sales increase in the range of 1% to 1.5% and total sales up 2% to 2.5% to last year as the comps in the 53rd week are expected to be partially offset by a slightly lower overall store count. We believe this level of financial performance will result in cash flow of approximately $180 million to $190 million.
So with that, I'll turn the call back over to David.

David J. Campisi - Big Lots, Inc. - CEO and President

Thanks, T.J. Before we open the lines for questions, I want to share a few thoughts in closing.
Q2 was an excellent quarter for our company, especially when considering the challenges in the broader retail industry. Our team is focused on controlling what we can control and delivering on our commitments. You may remember it was just 4 short years ago when on the same August call, we introduced Jennifer, the SPP, and started a dialogue around the importance of consistency in results. There were a lot of questions and some skepticism from analysts, investors and even some members of our own team, but we have remained focused on executing the strategies of the SPP through the 3 pillars of Jennifer; our associates; and you, our shareholders. And with Q2 representing the 15th consecutive quarter of meeting or exceeding earnings guidance and internal plans, I believe it is fair to say our strategies are working.
Next month, on September 19, we're hosting an Investor and Analyst Conference here in Columbus, where we will begin to discuss the next chapter in our company's transformation. We understand the importance and challenges of staying relevant in today's competitive environment, and we will spend the morning of the conference reviewing our plans to reposition the brand and unveil Store of the Future. Then our leadership team will walk a store with you, providing additional insight on the improvements and strategies. I hope you take advantage of the opportunity to spend a day with us. I'm confident you'll have a better understanding of our strategy and vision for the future, and a better appreciation for the quality of our team.
Speaking of the team, we recently completed our fourth annual survey of associates to measure and assess our company and our culture. The team's participation and engagement on the survey was exceptional once again, topping last year's record response level and well above the retail norms. Our engagement scores continue to rise, and our company's culture has never been stronger. I truly appreciate the candor and transparency from them. Their honest and direct feedback allows us to improve the company with the goal of making Big Lots the employer of choice.
As we approach the holiday selling season, it comes down to one thing, execution, which is all about our people. We have worked very hard to create an environment that attracts, engages, and develops the best and brightest talent in the industry. We are One Team with One Goal, and I want to thank our associates in the stores, the field organization, our distribution centers and the headquarters here in Columbus, Ohio, for the dedication, passion and focus on delivering results. It's not business as usual at Big Lots, and I've never been more excited for the future of our company.
And with that, I'll turn it back over to Andy.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Thanks, David. April, will you please open the lines for questions at this time?

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

QUESTIONS AND ANSWERS

Operator
(Operator Instructions) And we will take our first question from Brad Thomas from KeyBanc Capital Markets

Bradley Bingham Thomas - KeyBanc Capital Markets Inc., Research Division - Director and Equity Research Analyst
I wanted to follow up about the fourth quarter guidance. T.J., you said that, that's unchanged from the plan as of the start of the year. Just when we run the math, if you adjust for the extra week and the lower share count, it looks like the high end of your guidance may have EBIT dollars flat, maybe even down. Could you just comment a little bit more about some of the puts and takes in terms of how you're looking ahead to the all-important holiday season?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes, Brad, I'd be happy to. Again, I think you need to look at the fall season in total. And as I've mentioned in the prepared remarks, our embedded guidance from quarter-to-quarter is unchanged. A couple of things to keep in mind because I think you probably have a similar conversation or question on third quarter, albeit a smaller quarter from a profitability standpoint. Third quarter last year, we were very transparent of the benefit that we received from a fuel hedging gain and also a negative tax rate on positive pretax income, which is hard to do. But we did it, and it was a result of settlement activity from good work done by our tax team. So if you look at third quarter as a starting point, you're looking at operating profit dollars that are up 40%, 50%, 60% to last year, again, on a small base, but good work done by the team in what is our most challenging quarter. So low single-digit comps. August is off to a decent start and is in line with that assumption. So we feel very good about how we've started the season and how we're positioned from an inventory perspective, good early sell-through, et cetera. When we look at fourth quarter, I think we have to be realistic when we set our plans internal in terms of how we set our cost structure and also how we purchase inventory. We expect, as we expected last year in fourth quarter and the fourth quarter before and the fourth quarter before, that it will remain very competitive out there in the marketplace, both at brick-and-mortar and from an e-commerce perspective. So we've set our plans accordingly. We expect that the business will come late, as it did the prior year and as it did the prior year. So from our perspective, we have to be realistic on comp and understand that we have opportunity if we're off and fourth quarter traffic and trends are stronger at retail than what we expect, we have opportunity to perform to the upside on the comp. We have the inventory to do it in Ownable and Winnable categories, and we'll be ready for that with Jennifer. But when we think about how to plan inventory and how to plan margins, we're being cognizant of the fact that it's going to come late. I would also remind you that we had a fairly favorable shrink adjustment last year in fourth quarter. That helped us exceed our guidance in fourth quarter, if you recall from a year ago. So from our perspective, while we think our stores teams are doing great work, our asset protection team is doing a wonderful job, we're not forecasting another shrink benefit here in fourth quarter to comp last year. So we do feel good about the work we're doing. We'll take our early results in January from stores perspective, and hopefully, that's good news or upside to the forecast that we're giving you. You are close in the assumption around EBITDA or EBIT dollars are flat or up slightly excluding the 53rd week. So I think we're planning the business for fourth quarter prudently. We're hopeful that the early trends we're seeing in Halloween and Harvest from a seasonal perspective are a good early indicator of how she will feel about our fall assortment, meaning Christmas trim and tree, but that is not set in stores yet. So I think, Brad, to answer your question, we feel very good about how we've positioned the business and we've planned it for both third and fourth quarter. We have the ammunition to do the business. It really comes down to those first few weeks in November or early December. Will the business come then? Or will it continue to come late? We're assuming it's going to continue to come late.

Operator
We will take our next question from Paul Trussell with Deutsche Bank

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

Paul Elliott Trussell - Deutsche Bank AG, Research Division - Research Analyst
Very solid comps in 2Q, best in over a year, and certainly glad to hear that August and Harvest is off to a decent start. I think despite the success you've had, there's still a lot of questions from investors about your ability to really continue to produce low single-digit comps on a consistent basis and particularly looking at it from a category-by-category standpoint. So David, T.J., can you get us comfortable with the ability to continue to produce mid-single-digit results in Furniture and Home on an ongoing basis? Is there an opportunity to turn Consumables and Food to positive territories? How should we think about Seasonal given that there were some unique factors in this particular period? And are there any other Winnable categories out there on the horizon that can be brought in?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
Yes. I -- there are several questions there, Paul. I think I'm confident we'll do a good job of helping you understand at a lower level of detail next month at the conference. We had a very good session with our Board of Directors yesterday, I'll say, practicing and getting constructive input on how to answer some of the questions that you just raised. I guess I would think about it this way -- and I'll maybe speak strategically and then ask David to maybe speak from a merchandising perspective. But strategically, we believe Ownable and Winnable, particularly Soft Home, which candidly Martha and Kevin and the team at Soft Home, they've been performing like an Ownable category consistently for the last 3 or 4 years. So we think of them as a major comp driver along with the 2 Ownable categories. I guess the best thing that I can say is from a strategic standpoint, Seasonal and Furniture and Soft Home seem to be categories that not everybody is focused on. And what I mean by -- in the marketplace, there seems to be a hyper focus on Food in particular and probably, to a lesser extent, Consumables and kind of a race to see who can lower prices to the lowest levels. And while those are important parts of our business, where we really think we differentiate with Jennifer based on her feedback is in the Ownable categories of Seasonal, Furniture and Soft Home. And I guess from the way we see it, Seasonal, high, high quality brand, fashion and value component in Lawn & Garden and Summer, and that works for us; similar high quality, fashion, candidly some aggressive price points in Halloween and Harvest that are working very well for us. We have styles or SKUs within some of those categories that have already sold out online. So we think that's a very good indicator of what the team has accomplished for third quarter. In large part, the same team that's going to put together -- or has put together the trim assortment where we light every tree and display every item and help Jennifer decorate her home, that's based on her feedback. That's not based on we developed a strategy in a vacuum. We're trying to help her complete the home. So from a strategic standpoint, I don't necessarily see a reason why Seasonal would, all of a sudden, turn and go a different direction. So we think that's an opportunity for us throughout the entire fall season. Similarly with Furniture. I've been with the company 17 years now, and it feels like for 17 years, the conversation has been, "How do we continue to comp in Furniture?" We continue to perform. Again, from a strategic standpoint, low to moderate price point, buy it today, take it home today, expanding our offering from a lease to purchase program. You may have picked up on the fact that we actually changed the lease purchase program slightly to improve -- include a lower opening price point or a lower buy-in, which has been very well received early in the month of August by Jennifer. So our lease to purchase penetration is actually improving slightly to begin the fall season. That's a positive for us. So we think we have many different levers from an operational standpoint, not to mention the fact that, again, the team does a great job of freshening the assortment. So again, strategically, that makes sense to us. And the attachment in Soft Home and again the QBFV just continues to get better and better. So we think those 3 categories walk really, really well together, and I'm confident, if you make it to the Store of the Future to our -- next month, you'll see that coming to life.

David J. Campisi - Big Lots, Inc. - CEO and President
Not a lot to add to that. I think you did a very fine job of covering the business. And somewhat of a response, Paul, you've known me for 4 years, is when you have a CFO talk that passionately about the business, you guys ought to be pretty darn confident that we know we're doing and that, from a consistency point of view, we'll continue to perform. I get your comments about Food and getting them back on track. We think Consumables is -- absolutely, we've got some things hopefully we can share with you at the conference in Consumables that's pretty exciting for us. We continue to make improvements on our assortment and build our relationships with some key suppliers. So that being said, I don't have a good answer on Food today. We think we can manage it going forward to a flat number. And if we can get it slightly up, we'd be happy with that. But overall, I would just tell you that in the last 4 years, you'd be hard pressed to question the consistency of performance in Furniture and Seasonal and Soft Home, which is every single day driving the total company's comp. Not that the other businesses aren't critical from the standpoint of the overall, but that's what's driving the incremental. And again, T.J. mentioned a little bit about price points. We continue to dip our toe into higher price points that no one ever dreamed of that we could sell. I don't care whether it's a Seasonal item or Furniture. We continue to test fashion in there

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

as well. And you're going to see more of those vignettes in 2 or 3 weeks. So we think we're doing the right thing. We think we're razor-focused on something that a lot aren't, and that's Jennifer. T.J. mentioned the Store of the Future and brand identity. We actually listen to what she has to say versus giving her product that we "think she wants." We actually give her what she tells us she wants. So those are just some things. I could talk about this, as you well know, for hours. But our relationships as we continue to build them with the top suppliers and as we move into the back half, I mentioned in the prepared remarks with supplier direct with some of our big guys, is a big, big deal, and we think there's brick-and-mortar leverage there, too. So hopefully, Paul, that gives you a little more comfort.

Operator
We'll take our next question from Dan Wewer with Raymond James.

Daniel Ray Wewer - Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst
Two questions I was going to ask. One, David, can you talk about how many Store of the Future remodels have been completed? I know you're going to give a lot more detail at the investor meeting, but maybe if you could give us a couple of teasers with what you're seeing. And then the other question, just following up on Food. I've asked you this question several times over the last 3 or 4 years. Is that -- is there ever a thought about maybe opening Big Lots stores with a very small Food department or no Food department and reallocating that space to other categories? It seems like that could to be a more relevant question given the significant change and competitive pressures in the last 6 months.

David J. Campisi - Big Lots, Inc. - CEO and President
Yes, Dan, good questions. And I would tell you that -- I'll start out with your Food comment. A lot of dialogue in here about where we're challenged in that business from a space point of view and so on. So we are talking about that, there's no question. And as you well know, in the last 18-plus months, the dynamics of what's happening in the Food industry certainly wasn't something on our radar 2 or 3 years ago like it is today. So -- and I'm sure T.J. will want to add a little more color on that. I mean, his team is really responsible for driving the weekly analysis, and we're looking at it on all different levels, upside down, bottom up, sideways and so on. And so we are looking at that. I can't make a commitment on this call that -- what we're going to do. We could share a little more color in 3 weeks, but that's definitely on the radar. And then when you talk about Store of the Future, real estate is actually owned by T.J., but the goal was -- I don't remember if we actually -- we never really gave them a total number, did we?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
30 stores.

David J. Campisi - Big Lots, Inc. - CEO and President
30, yes. So -- and we're on track for that number. He -- I don't know if you heard him, Dan, but 30 stores and focused on a couple of markets and then a few outliers here and there. But we're very, very excited about the way that's coming together. And it's -- I hope and I certainly believe ---we took the board through there Wednesday night, I think it was, and it's an eye-opener when you walk in there and see just how exciting the store is and how wide open it is. In fact, many customers are just completely in shock over what happened here. Well, for an old dog retailer like me who's been doing it probably way too long, it was pretty obvious that you walk in the store and see all the way to the back. And we have to be patient with that because we did move through to the back of the store, and I still, heart of hearts, believe that, that's the right move and, eventually, Jennifer is going to figure that out, too. But we're excited about both of those, and we think it's a key differentiator. And that's kind of -- it's not kind of, it's actually what we focused on as a leadership team, is how do you win and what's ownable. It's not about we need to be like everyone else and sell every classification known to man. So we very, very much spend a lot of time talking about that. And this is something that's completely different than what's being done out there. So with that, I think I'll pass it over to you, T.J.

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
Yes. I guess, Dan, the Food question, I think the way to think about that, we feel very good about what Michelle and Debbie and the team have accomplished over the last 12 months. The opportunity -- the Food assortment in our stores today is much more complete, much more branded, much more consistent. And I think, from our perspective, we need to give that approach a little bit more time to really understand how Jennifer is going to respond to that. As recently as just a couple of months ago, I know I saw your note where you focused in on a pricing survey in our stores compared to others as well. So we understand not just in the Food area but broadly speaking. We think we've done a pretty good job from a pricing perspective, too. So in addition to that, we know the holiday Food assortment will look different when it gets here than what's in store today. So there's still a lot of learnings ahead of us from a Food perspective. There's a lot of learnings ahead of us from a Consumables perspective. Having said that, we know, long term, Ownable and Winnable in terms of Soft Home is where we can further differentiate the concept. So we understand the question. And I'm confident when you walk into the store at Polaris on the store walk as part of the investment conference, you will be struck by Seasonal, Furniture and Soft Home at the front of the store, and you will be able to see Food and Consumables in the back of the store. Again, our store is not that big. So when we talk about moving Food and Consumables, you're talking about maybe a dozen extra steps. But it's probably much more clear as to where it is and what it looks like in this store than in the old store because we've lowered the sight lines and it's just much, much easier to see front to back, side to side. So I think we all feel very good about that decision, and we feel very good about what's been done with the Food assortment. I think we need the benefit of time to see how she responds because the landscape has changed significantly and quickly in the last 12 to 18 months. In terms of Store of the Future, as I kind of mumbled under my breath, we'll do about 30 stores this year. Specific to your question, we have started the Columbus market, and it is close to being complete. But today, we probably have 5 or 6 stores that are fully complete. We are reading those results from a quantitative standpoint. And based on everything that we've seen today, there are no surprises to the downside. There has been plenty of good data points and surprises to the positive side, both from an experience standpoint, from a sales standpoint. From a -- what are you trying to accomplish in driving Ownable? Is that working? It appears to us it's working, but we'd be more complete in our results and understanding at the conference. And again, I'm confident when you walk the store, you will feel something different. So I think we all feel very good, including the board, in what's been accomplished by a very cross-functional team in the building who's worked very, very hard, very, very quickly to get this up and running.

Operator
We'll take our next question from Patrick McKeever with MKM Partners.

Patrick Gerard McKeever - MKM Partners LLC, Research Division - MD, Sector Head, & Senior Analyst
Question on all the store closures across retail. I guess I'm thinking primarily of Sears and Kmart and some of the liquidation sales there and the additional store closures that were recently announced. I'm wondering if that's having any negative impact on your business, the liquidation sales. And then thinking -- I know they've become marginalized over the years, but nonetheless, still a lot of sales represented there. And just how are you thinking about rationalization across store closures, rationalization across retail going forward? Do you see an opportunity there?

David J. Campisi - Big Lots, Inc. - CEO and President
You want to pick the front end or you want me -- he talked a lot about -- Patrick, this is David. T.J. is a little closer on the real estate side, and he did mention to the board that this current year is one of the first in a while where we'll be closing fewer stores than in the past. And some of that's coming out of areas like hhgregg and some of those acquisitions in -- out there that had happened. So I look at that as a positive. And quite honestly, it's very hard to put a number to a Kmart closing or a Sears closing. You've seen guys out there that have moved into the appliance business to take share away from all these closings from Sears and then on the Kmart side, for us, we actually see it as an upside. Initially, you get a little bit of a blip during liquidation. You're going to feel some of that. But we haven't seen any that's so significant that we're not prepared for. We actually feel like it's a very short window because if you look at the inventories in those stores that they're closing, they've been liquidating. And I'm not going to try to sound like a jerk here, but they've been liquidating some of those categories, it seems like, for a long time where you go in there and there's not a whole lot left. So we're actually working with our suppliers in those branded categories and Furniture especially. And we're seeing

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

not only a willingness to want to step up and build incremental product for us to take over that business. So we're looking at it as an opportunity to continually gain share, whether it's in the Mattress or Upholstery business. So we see it as a good thing. I really do. And then I think T.J. can add a little color to that, plus the acquisition of some really high-quality boxes that I happen to love a lot because they're square. So T.J.?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
Yes. I think it's a good pick, Patrick. What we've been able to do is I think pretty effectively find better locations for relocation of stores. I wouldn't necessarily think about it as expanding into new markets or growing the store count significantly over time. I think where we see the biggest opportunity is in relocating into more appropriately sized box in terms of size and square, which helps from an operational perspective. So we've got a number of examples of where we've been able to do that, and more appropriately sized Furniture in particular, but also Seasonal, so our Ownable categories. So it's certainly helpful for us in the landscape when there's more supply that comes on the market. I also think that one of the interesting things that we're going to do next month at the conference is we've actually invited landlords to join us as well to hear about the strategy and walk the store. And the reason that's important is we want them to see specifically the type of store that we would like to put in their center more frequently and not have them thinking of the Big Lots from 10 or 15 years ago. So I think that will be a real win for the business in helping them understand the strategy and what a new store in their center would look like. So I think also from -- again, from a strategic standpoint, David mentioned Furniture. The opportunity in some of the department store liquidatings was the release of Soft Home is interesting to us as well. So I don't necessarily have a lot of concern about the liquidation impact, but I think where we get excited is about the opportunity for a more appropriately sized box and to grow Ownable and Winnable.

Patrick Gerard McKeever - MKM Partners LLC, Research Division - MD, Sector Head, & Senior Analyst
And then just a second question on Easy Leasing and the private label credit card. And I apologize if you gave an update already. I was multitasking.
But any update there in terms of just growth, comping the comp, penetration, those kinds of things?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
Nothing specific other than I did mention we've changed the Easy Leasing program slightly in a couple of real important ways. I think, first off, the initial payment is now a fixed amount at $49 regardless if your purchase is $500 or $1,000 versus prior program where it was a calculation and the actual dollar amount moved higher as the purchase moved higher. So early results are very positive there, and that's just a couple of weeks old. But our partners at Progressive came in with what we think was a very, very viable solution and really a simpler understanding for Jennifer. So that was a big win for us and, I think, will definitely be helpful in the balance of the year. I think the second thing, again, partnerships and relationships matter, as David mentioned earlier. And as Progressive has gotten more and more comfortable with our business, not only has the approval rate continued to inch a little bit higher, but also expanding to new categories has become a frequent conversation. So here in the back half of the year, parts of our Hard Home category will be available for lease to purchase as well, in particular vacuum cleaners and floor care. So we think there's opportunity there in that business for the back half of the year. Again, these are positives, I'll say, on the marginal side. They're going to help us continue to comp the comp there. They're not breakaway, multi -- tens of millions of dollars of ideas. But the importance here is we try to make that experience easier and easier for Jennifer, not just in understanding her payment but in broadening her ability to kind of take care of her home. So it's been a win-win. From a credit card perspective, not a lot of news there. We continue to see that program move along. We continue to see sign-ups in the stores increase. So I think that we're happy with how that initial rollout went, and we're now just a little bit past our anniversary and into our second year. So no significant updates there other than, again, we think we've found a good partner in ADS. Alliance Data Systems have been very, very helpful in helping our teams grow their business.

Operator
We'll take our next question from Anthony Chukumba with Loop Capital Markets.

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

Anthony Chinonye Chukumba - Loop Capital Markets LLC, Research Division - Analyst
I just had a clarification question on Easy Leasing. Maybe I misunderstood this earlier, but I thought that -- T.J., that you sort of indicated that the minimum price of an item that Jennifer could do Easy Leasing on had declined. Did I mishear that? Or did you say that?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
No, no. What I indicated, Anthony, was the initial payment. So Jennifer comes to the register and whether she brings $500 of merchandise or $1,000 worth of merchandise for initial payment, at point of sale, it's $49. That's a fixed payment amount versus, in the past, her initial payment at point of sale was determined by a calculation around the average basket. So in many, many, many -- most circumstances, that would be a much higher initial payment than $49. So we're trying to simplify the process for her and actually, again, a lower buy-in. What we're seeing on that lower buy-in of initial payment is it's driving a higher basket size at point of sale. So rather than an average of around about $700 in the last couple of weeks, it's been closer to $750 or $800. So we think that's directly attributed to the lower initial payment and/or the expansion into the Hard Home category. That's what I was intending to communicate.

Anthony Chinonye Chukumba - Loop Capital Markets LLC, Research Division - Analyst
Got it. Is there sort of a minimum in terms of she has to buy a certain amount to be even eligible for Progressive -- for Easy Leasing?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
Yes, Anthony. The minimum is around about $150. And it's -- again, primarily, the way you get there is with a Furniture item. It would probably be difficult to get there with a Soft Home item. But I guess in Holiday or in Lawn & Garden, you could get there with a Seasonal item. But $150 item to start the transaction, which, again, is not all that difficult in our Ownable categories. So I guess that's the minimum.

Operator
We'll take our next question with -- from Brian Nagel with Oppenheimer Funds.

David Leonard Bellinger - Oppenheimer & Co. Inc., Research Division - Associate
This is David Bellinger on for Brian. So we've heard some other retailers out there that did discuss some weaker spending amongst the Hispanic consumer lately. Are you seeing anything similar in your business? Is there any impact during Q2? And I know there's isn't really perfect data around this, but how should we think about that customer in terms of size for Big Lots?

David J. Campisi - Big Lots, Inc. - CEO and President
You want me to -- David, it's the other David here in Columbus. Yes, it's a good question. I did read that article out there, too. There's a couple of different ones. And my first response, looking over to T.J., is I don't know how you can measure that without kind of being a little bit anecdotal candidly. Very important customer to us, especially in markets where we have a lot of stores, whether it's Texas or California and so on. But I -- again, very important customer. They're the ones who use Easy Leasing because it's a very much needed credit facility. I'm not seeing anything significant that we could actually put a pencil to and say wow. But I also think, David, we don't spend a lot of time on things that we refer to as excuses in the business. As an example, we know there's some wonderful 3-foot hurricane that's going to hit Texas sometime in the next 48 hours. We have to trust our strategy and move forward. But I think that customer is still out there. I mean, they're working very hard, and they're spending their money very carefully, like everyone else is, too. I don't think it's just Hispanics. I think it's across the board where everybody is looking at wants versus needs. And I think that, that's a big deal. There's a lot of uncertainty out there. And so it's really more about just being really careful, if you really need this. And for us, we fill a niche that I think is quite unique in the standpoint of finding an upholstered chair for $300 or, in some cases,when

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

we promote, less than that. So my answer in a loud roundabout way would be not feeling it in a way that I could put anything to paper. So T.J., I don't know if you have any...

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
I would agree. I appreciate the question. But I guess when we look at it broadly across our business and different regions of the country where there's a higher penetration of Hispanic customers, I think our regions of the country have performed in a fairly consistent range. So I don't think it's risen to anything that's noteworthy in our business anyway in terms of variance.

Operator
We'll take our next question from Alvin Concepcion with Citi.
We'll take our next question from Laura Champine with Roe Equity Research.

Laura Allyson Champine - Roe Equity Research, LLC - Senior Analyst for Consumer and Retail
Just a couple of things, housekeeping. T.J., could you give us the size of the shrink adjustment from Q4 last year, which you're going to lap and don't expect to repeat? And then on the Food business, is there an opportunity to take -- are there are subsegments within Food that are underperforming where you could use that square footage for something else? Or is the weakness in Food more widespread? Or it's been the coolers and you already own the coolers? What can you do sort of short term to try to offset the decline in Food?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer

Yes. Laura, I don't remember quantifying the size of the shrink adjustment in fourth quarter last year. I would just suggest that our margin rate was up roughly 50 basis points last year in fourth quarter on top of growth the year before, on top growth year before, if I remember correctly. So it was an element along with freight, but it was a step change for us and a really positive indicator. I guess I would say broadly across a 5 or 6 month period, which included fourth, first and second quarter, we saw our shrink rate go down upwards of 20 basis points [or more], which is a very, very positive move in an environment where, at least our understanding is, most retailers are talking about shrink rates moving up. So that will give you some kind of perspective on size of the prize across those 2 or 3 quarters if you put that on our $5-plus billion in terms of volume. I guess from a Food perspective, again -- I'll repeat what I've mentioned before. From our perspective, it's still very early to make decisions like you're asking about and like Dan asked about earlier. Given the fact that the team has done significant work in the last 12 months to enhance what we are offering in stores, some of that product, as I mentioned, has not hit the stores yet and will for holidays. So from our perspective, we feel like that Food business looks much, much different than it did 12 months ago, and we ought to give it some runway here to understand how Jennifer responds better than just a few weeks.

David J. Campisi - Big Lots, Inc. - CEO and President

Yes. I would just add to that, Laura, that we -- we're not pulling back on Food. It's still an enormous part of our business. You've lived through and watched BIG over the last 4 years exit categories that were nowhere near as meaningful to the total company's $5 billion-plus annual revenue. So we think we've got a new team in place, and they deserve the time and patience. And candidly, the leadership from myself and T.J. and Lisa, obviously, are very engaged with the team, Michelle. These are all new folks, and they're all listening on this call, too. And I'm not going to tell you that we're looking at doing anything differently other than what we've already done, quite honestly. And that's when -- and I think you're out of the country during our meeting, but hopefully, you'll get out here when you get back to see what we're up to. They way we're presenting Food is entirely different than what we have done over the years, and the guys have added a lot more never-outs to the assortment. That doesn't mean we're walking away from closeouts because we're not. But we certainly believe in the strategy and the go-forward strategy from that merchandising. And candidly, the whole BPARM team in place there is all pretty excited about the content. And we haven't mentioned, I don't think -- we did maybe

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

mention it in the prepared remarks. A lot of additional brands have been added to that assortment, and it takes time and patience for us to recognize that Jennifer hasn't seen that yet. So we will continue to push hard on that. And I think that I have all the confidence in the world that we'll get that business back on track.

Operator
We'll take our next question from Alvin Concepcion with Citi.

Alvin C Concepcion - Citigroup Inc, Research Division - VP and Senior Analyst
Just had a couple of really quick questions for you. Just wondering if you could talk about observations on the consumer environment, particularly at the end of the second quarter and into the third quarter. Has that been a tailwind for you? We've heard that discussed yesterday. Also, in the Furniture business, you've been expanding square footage there. You did that last May. It sounds like you're doing a little bit more expansion this year. You've lapped the big expansion last year. So I'm wondering if you could talk about the lift you've been seeing from that initiative and if this is something that should be a large driver in the business as you go through the back half of the year.

David J. Campisi - Big Lots, Inc. - CEO and President
I'm going to start, okay. Alvin, it's David, yes. So I would say, from a consumer environment point of view, I said it earlier, is -- definitely, the consumer is much more cautious. And you can read all the things you want out there in totality, but when you start looking at where the performance has either been flat to slightly up, albeit many different ways of getting those comps, whether it's online or a combination of both, brick-and-mortar, the space that you're seeing the better performance is discount, right? So I think the customer is paying more attention to value. And for us, that's right up our alley, is to stay focused on offering her great value. And when you see the store here in Columbus in a few weeks, you're going to see a fun, exciting, as we promised, somewhat whimsical store that's very open and exciting for shopping. Yet, the pricing is still at or the same as it was before we touched the store, and I think that, that's going to be a home run for us. But again, the observations there are she certainly is paying attention. And again, I'm just going to go back to that wants versus needs thing. Do I really need to make this buy? And if Big Lots is doing what we believe, it's not an if, it's always a win with us. We're assorting our products from our Mattress assortment being one of the best edited in the country to what we do on Upholstery. You shift from that to -- you're about ready to see, in my mind, without question, the best Christmas assortment. We've got a combination between Home and Seasonal of any retail in the industry at ridiculously great value. So I think that piece, we're paying attention to, and I think some retailers in the upper end are suffering from that type of execution. As far as your question on Furniture, we gave Furniture some incremental space. I don't have those numbers in front of me. T.J. probably does because he has a book about 40 feet deep that has all the numbers in it. But we continue to give Furniture that expanded space and continue to do everything we can to bring it to the front of the store because T.J., in some of his comments very early on, was "Buy it today, take it home today." We've been telling you guys that for years. It's a clear differentiator. And then as we continue to improve the QBFV in there and have the -- encourage that fashion and the area rug assortment has continued to improve and selling higher price points, it's all kind of come together. And yet, at the same time, what I hear from our consumer or our customer, Jennifer, is we still are at a price point -- price range that nobody can touch. So we feel good about where we're headed in the back half of the year. T.J., I don't know ...

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
Yes. No, I think that's good.

Operator
We'll take our next question from Joe Feldman with Telsey Advisory Group

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

Joseph Isaac Feldman - Telsey Advisory Group LLC - Senior MD, Assistant Director of Research & Senior Research Analyst
I wanted to kind of get at also sort of the Furniture side of things and maybe even beyond. But what is driving the sales of Furniture? Like is it -- are you seeing the expanded products -- like when you add more space, are those items that are selling? Or is it being driven by the Easy Leasing? Or -- and are you capturing a new customer that comes into the store as you made a lot of these changes? Or is it like the core Jennifer buying more and using you guys more than she used to in the past? Kind of a 2-part question.

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
I think the quick answer is yes. Not to be flippant, but it's a little bit of all of those, Joe. I think big picture, from a strategic standpoint, we've talked a fair amount about lease to purchase in addition of the Big Lots credit card because those are new programs, and those certainly have provided growth. But as good as they've been, we need to remind that you're talking about, between the 2 of them, maybe 15% to 18% of the Furniture business, somewhere around those mid-teens. So what you come back to is the core part of your question, which was a good observation. The 80-plus percent is all about newness, fashion and, to a lesser extent, the recent expansion in space. The recent expansion in space really only happened in the middle part of July to the end of July, so it's not a material impact to second quarter. And when we expand space, sometimes the items we add do really, really well. And sometimes, they're like a normal item. We've got examples in the most recent expansion from a mattress perspective or rustic, which is a new look in the Furniture and, to lesser extent, other parts of the store but certainly in Furniture. That's doing really, really well. So those helped, but I would suggest to you the recent expansion isn't the large part of the comp driving. The large part of the comp driving is the core assortment and where Martha and Robert and the team have upgraded the quality, where they've introduced new colors or new styles. And Jennifer is very, very astute. She picks up on the newness, and typically, the new items kind of flow to the top. So the performance of the core, which is the 80-plus percent of the business, is where -- what's really making the business work. And the supplements of lease to purchase and adding a style on Upholstery or Bedroom or Mattress are the enhancers. That's how I would think about it. So give the team all the credit that they deserve in terms of providing a great assortment and give Nick and his team the credit they deserve from a Furniture sales training perspective and increasing the quality of our Furniture team leaders that really helped drive that business. So it's a collaborative effort, but it's the base business or core that's driving it and we've got some enhancers.

Operator
We'll take our next question from Sean Kras with Barclays.

Sean Stephen Kras - Barclays PLC, Research Division - Research Analyst
There was a fairly large decline in the accrued salaries and wages year-over-year, yet performance in the quarter was obviously quite strong. I guess, can you maybe just talk a little bit about what drove that decline?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
That's a good question, Sean. I'm going to have to pull the detail on that. That's not one we prepared before in the Q&A. I would tell you the balance sheet continues to be in very good shape though, so there's nothing that I'm overly concerned about. But I'm going to have to pull that, and I'll come back to you.

Sean Stephen Kras - Barclays PLC, Research Division - Research Analyst
Okay. And maybe I'll just ask a follow-up then. Can you talk a little bit about merchandise margins for some of your bigger departments, like Furniture, Seasonal and Soft Home? Are you offering more value to customers in these departments to drive sales since you can still deliver pretty nice blended gross margin because of the various mix shifts?

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
Yes. I'm not sure how many different ways we can talk about this. I think the -- we're very favorable on the Ownable categories and the Winnable category of Soft Home. And particularly, again, when you see the Store of the Future and you walk that, that's going to hit you straight between the eyes, and it is a favorable margin mix shift for the business. So as much as we would like to see Food and Consumables hopping back in positive territory consistently, the positive mix that comes from Seasonal and Soft Home and in certain parts of Furniture is certainly an enhancer. So we have the benefit of it resonates with Jennifer and she's telling us we -- she wants more of it, and it happens to be a better margin category. The first part of your question, I apologize for the delay there, Sean. I was thinking more about the operational part of the business. The big change there is where the pension obligation sat a year ago, and as you know, we discontinued our pension program. So really, the lion's share of that changes -- change that you're referring to is about pension discontinuation from a year ago. So apologize for that. I was more focused on the operations than the pension rundown last year.

David J. Campisi - Big Lots, Inc. - CEO and President
Yes. And Sean, it's David. I would just pile on with T.J., what he said about margin is -- if you continue to grow, which is our strategy, Furniture, Seasonal, Soft Home, those 3 Ownable categories, those margins have always started with a higher number, whether it's a 4 or what have you, and it still allows us to be competitive. It's a mix factor. It really is. Just when you mix it all together and you're getting high to mid -- high mid-singles to high -- comps, you're going to have a much better overall rate. And then again, I want to emphasize the fact that we're able to do that and still be competitive.

Operator
We'll take our last question from Matthew Boss with JPMorgan.

Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst
Tim, as we think about the expense structure, is slightly positive the best way to think about the multiyear fixed cost hurdle? And I guess more near term, as we think about next year, I know you're not providing guidance now, but as we think about the rollout of the Store of the Future, the brand identity program, plus, I think, your corporate office, the new DC costs, should we think about a higher hurdle for next year?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
All good questions, Matt, and I don't want to preempt the Analyst Day next month. Those are -- many of those items are addressed head-on next year. I guess the way I would think about it is, generally speaking, I think we've done a very good job of managing the larger cost areas of the business, and that includes store payroll, that includes distribution and logistics, occupancy costs, et cetera. And for many, many years, we've been able to keep the fixed cost hurdle rate at a flat to slightly positive comp. We will talk about how we would like to move forward with some new investments, particularly with Store of the Future. But also, finally, knock on wood, after roughly 2.5 years in the making, we're going to be able to put a shovel in the ground in California to build a new distribution center and relocate our building from Rancho Cucamonga. So we're very excited about that because we understand the productivity opportunity there, we understand how that better positions us for the future in terms of Ownable and Winnable categories and having the space to accommodate the stores in a more efficient way. So -- but we also understand there are a lot of different ways we can think about financing that building, et cetera. So we'll be able to give you a more holistic view on all of these items as we go into the next 3 years. The next 3 years, we're thinking about in terms of communication and the strategic plan are really about '18, '19 and 20. So we'll be able to more fully answer your question then. But for us, it's not -- that day is not about the model so much. We'll certainly provide color there, but we really want people to understand why brand identity is important, how it's impacting the next 3 years and how we're repositioning the business and how it's influenced our thinking as it relates to the store going forward, what pace do we think we can change the fleet and what are some of the early indications that we're getting from Jennifer as to what she likes and what she doesn't, not just quantitative

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AUGUST 25, 2017 / 12:00PM, BIG - Q2 2017 Big Lots Inc Earnings Call

but also some qualitative factors. So I think it's more appropriate to answer many of your questions in that context, and I don't want to preempt next month's meeting. But hopefully, that helps give you a little bit of an idea as to where we're going.

Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst
And just a quick follow-up in terms of housekeeper. What's the embedded tax rate for 3Q and 4Q in the guidance?

Timothy A. Johnson - Big Lots, Inc. - EVP, CFO, and Chief Administrative Officer
We really didn't change our tax rate guidance for the year, Matt. I hesitate to speak to specific third and fourth quarter because as settlement activity occurs or doesn't occur, I don't necessarily want that to be a swing vote in how you're thinking about the quarters. I would tell you we're not planning for negative tax rate in third quarter, like we got last year. So there still will be taxable income and taxes paid. Last year, our tax rate in the fourth quarter was 37.5%. We did have some settlement activity there, so I'm not counting on that in the guidance. So our tax rate for fourth quarter would be more to where we have the year forecasted, in that 38% to 39% range.

Andrew D. Regrut - Big Lots, Inc. - VP of IR
Okay. Thank you, everyone. April, will you please close the call with replay instructions?

Operator
Ladies and gentlemen, a replay of this call will be available to you by noon Eastern today. The replay will end at 11:59 P.M. Eastern on Friday, September 8. You can access the replay by dialing toll-free U.S.A. and Canada 1 (888) 203-1112 and enter replay pass code 7742976 followed by the # sign; international, 1 (719) 457-0820 and enter the replay pass code 7742976 followed by the # sign.
Ladies and gentlemen, this concludes today's presentation. We thank you for your participation. You may now disconnect.

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